As filed with the Securities and Exchange Commission on February 26, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

DISC MEDICINE, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-1612845
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

321 Arsenal Street, Suite 101

Watertown, MA 02472

(617) 674-9274

(Address of Principal Executive Offices)

Disc Medicine, Inc. Amended and Restated 2021 Stock Option and Incentive Plan

Disc Medicine, Inc. Amended and Restated 2021 Employee Stock Purchase Plan

Stock Option Inducement Awards

Restricted Stock Unit Inducement Awards

(Full Title of the Plans)

John Quisel, J.D., Ph.D.

Chief Executive Officer

Disc Medicine, Inc.

321 Arsenal Street, Suite 101

Watertown, MA 02472

(617) 674-9274

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William D. Collins, Esq. Adam Johnson, Esq. Alicia Tschirhart, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Rahul Khara Chief Legal Officer Disc Medicine, Inc. 321 Arsenal Street, Suite 101 Watertown, MA 02472 (617) 674-9274

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers (i) additional shares of common stock, $0.0001 par value per share (“Common Stock”), of Disc Medicine, Inc. (the “Registrant”) under the Registrant’s Amended and Restated 2021 Stock Option and Incentive Plan (the “2021 Plan”), (ii) additional shares of Common Stock under the Registrant’s Amended and Restated 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and (iii) shares of Common Stock pursuant to the inducement awards described herein.

The number of shares of Common Stock reserved and available for issuance under the 2021 Plan is subject to an automatic annual increase on each January 1, by an amount equal to the lesser of: (i) four percent (4%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or (ii) such lesser number of shares of Common Stock as determined by the Registrant’s board of directors or the compensation committee of the Registrant’s board of directors. Accordingly, on January 1, 2026, the number of shares of Common Stock reserved and available for issuance under the 2021 Plan increased by 1,515,624 shares.

The number of shares of Common Stock reserved and available for issuance under the 2021 ESPP is subject to an automatic increase on each January 1, through January 1, 2031, by the least of (i) 1% of the outstanding number of shares of Common Stock on the immediately preceding December 31, (ii) 43,055 shares of Common Stock, or (iii) such number of shares of Common Stock as determined by the administrator of the 2021 ESPP. Accordingly, on January 1, 2026, the number of shares of Common Stock reserved and available for issuance under the 2021 ESPP increased by 43,055 shares.

This Registration Statement also registers shares of Common Stock issuable pursuant to an inducement award, as described below. To induce the individual listed below to accept employment with the Registrant, the Registrant granted the following equity awards to such individual (the “Inducement Award”) on the date listed below:

•

Options to purchase 37,500 shares of Common Stock and 29,000 restricted stock units granted to induce the recipient to accept employment as the Registrant’s Chief Human Resources Officer, such grant approved on December 10, 2025, and effective as of the commencement of the recipient’s employment with the Registrant on January 12, 2026.

The Inducement Award was approved by the Registrant’s independent compensation committee of the board of directors, in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The Inducement Award was granted outside of the 2021 Plan.

The additional shares reserved and available for future issuance under the 2021 Plan and 2021 ESPP are of the same class as other securities relating to the 2021 Plan and 2021 ESPP for which the Registrant’s Registration Statements filed on Form S-8 filed with the Securities and Exchange Commission on April 13, 2021 (File No. 333-255194), October 14, 2021 (File No.  333-260243), March 10, 2022 (File No.  333-263410), January 17, 2023 (File No.  333-269271), March 21, 2024 (File No.  333-278129) and February 27, 2025 (File No. 333-285312) are effective. The information contained in the Registrant’s Registration Statements on Form S-8 (Registration No. 333-255194, 333-260243, 333-263410, 333-269271, 333-278129 and 333-285312) is hereby incorporated by reference pursuant to General Instruction E.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the person to whom the Inducement Award has been granted as required by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February  26, 2026 (including the information specifically incorporated by reference therein from the Registrant’s definitive proxy statement relating to the 2025 annual meeting of stockholders (other than information furnished rather than filed));

•

Current Reports on Form 8-K filed with the SEC on January 12, 2026 and February 13, 2026 (excluding information furnished pursuant to Item 7.01, or corresponding information furnished under Item 9.01 or included as an exhibit); and

•

The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed with the SEC on August  10, 2020, and as set forth by the description of the Registrant’s Common Stock set forth in Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 10, 2022, and as further supplemented by the description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form S-4/A, filed with the SEC on December 1, 2022, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in the Registrant’s certificate of incorporation and bylaws that limit or eliminate the personal liability of the Registrant’s directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s bylaws provide that:

•

the Registrant will indemnify its directors, officers and, in the discretion of its board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

the Registrant will advance expenses, including attorneys’ fees, to its directors and, in the discretion of its board of directors, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements with several of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and executive officers to the fullest extent permitted by Delaware law. The Registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available and the Registrant will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Registrant or in furtherance of the Registrant’s rights. Additionally, certain of the Registrant’s directors may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that the Registrant’s obligations to those same directors are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Form S-4/A filed on January 19, 2021).

4.2	Second Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on February 11, 2021).

4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, dated December 28, 2022 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on December 29, 2022).

4.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, dated December 29, 2022 (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed on December 29, 2022).

4.5	Amended and Restated By-laws of the Registrant (incorporated by reference to Annex C to Registrant’s Proxy Statement/Prospectus on Form S-4/A (Registration No. 333-249785)).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Ernst & Young LLP, independent registered accounting firm.

23.2*	Consent of Goodwin Procter LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	Disc Medicine, Inc. Amended and Restated 2021 Stock Option and Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-269271) filed on January 17, 2023).

99.2	Forms of Award Agreements under the Disc Medicine, Inc. Amended and Restated 2021 Stock Option and Incentive Plan (incorporated by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-269271) filed on January 17, 2023).

99.3	Disc Medicine, Inc. Amended and Restated 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.3 to the Registrant’s Registration Statement on Form S-8 (File No. 333-269271) filed on January 17, 2023).

99.4	2017 Stock Option and Grant Plan of Disc Medicine, Inc., and form of award agreements thereunder (incorporated by reference to Exhibit 10.9 to Current Report on Form 8-K filed on December 29, 2022).

99.5	Form of Non-Qualified Stock Option Agreement Non-Plan Inducement Grant Restricted Stock Unit Award Agreement Non-Plan Inducement Grant (incorporated by reference to Exhibit 99.5 to the Registrant’s Registration Statement on Form S-8 (File No 333-278129) filed on March 21, 2024).

99.6	Form of Restricted Stock Unit Award Agreement Non-Plan Inducement Grant (incorporated by reference to Exhibit 99.6 to the Registrant’s Registration Statement on Form S-8 (File No 333-278129) filed on March 21, 2024).

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, State of Massachusetts, on February 26, 2026.

DISC MEDICINE, INC.

By:	/s/ John Quisel
Name:	John Quisel, J.D., Ph.D.
Title:	Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints each of John Quisel, J.D., Ph.D., Jean Franchi and Rahul Khara, Pharm.D., J.D., acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date

/s/ John Quisel John Quisel, J.D., Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	February 26, 2026

/s/ Jean Franchi Jean Franchi	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 26, 2026

/s/ Nadim Ahmed Nadim Ahmed	Director	February 26, 2026

/s/ Kevin Bitterman Kevin Bitterman, Ph.D.	Director	February 26, 2026

/s/ Mark Chin Mark Chin, MS, MBA	Director	February 26, 2026

/s/ Georges Gemayel Georges Gemayel	Director	February 26, 2026

/s/ Donald Nicholson Donald Nicholson, Ph.D.	Director	February 26, 2026

/s/ Liam Ratcliffe Liam Ratcliffe, M.D., Ph.D.	Director	February 26, 2026

/s/ William White William White, MPP, J.D.	Director	February 26, 2026